UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

ILLINOIS TOOL WORKS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

[ITW LETTERHEAD]

April 20, 2011

To Our Shareholders

We are writing in response to the ISS’ recommendation to vote against one of our directors for having attended 73% of the total meetings of the board and committees on which he serves during the 2010 calendar year.

During his 27 years of distinguished service as an ITW board member, Mr. McCormack has demonstrated his strong commitment to the board, having never attended less than 75% of our meetings prior to 2010.  Mr. McCormack’s attendance record in the last five years is shown below:

2005	100%
2006	82%
2007	100%
2008	100%
2009	85%

During 2010, Mr. McCormack attended 80% of our Board meetings and 75% of our Audit Committee meetings.  The only other committee on which Mr. McCormack serves is our Finance Committee, which met only twice during 2010.  Mr. McCormack was unable to attend our August 2010 Board meeting.  On that date both the Audit and Finance Committees met.  That one day’s absence meant that he was able to attend only one of the two Finance Committee meetings, and brought his total percentage of meetings attended to 73%.

We do not believe that missing one day of service is in any way a negative indication of Mr. McCormack’s commitment or his ability to perform his function and be an effective representative of shareholders.

We urge you to vote FOR Mr. McCormack in light of the above.

Very truly yours,

/s/James H. Wooten, Jr.

James H. Wooten, Jr.
Secretary